Exhibit 99.11

Consolidated Pro Forma Financial Information.

(UNAUDITED)

On March 12, 2012 Versant International, Inc. acquired 100% of the 40,000,000 outstanding ownership units of Mamma’s Best, LLC in exchange for 10,000,000 shares of Class B common stock. The transaction has been accounted for as a business combination by applying the acquisition method in which the fair value of the consideration given by Versant International, Inc. was allocated to the identifiable assets acquired; the liabilities assumed; and the goodwill acquired. Subsequent to the completion of the acquisition, Mamma’s Best LLC became a wholly-owned operating subsidiary of Versant International, Inc.

The following balance sheet and statement of operations as of and for the year ended December 31, 2011 give effect to the share exchange agreement between Versant International, Inc. and Mamma’s Best, LLC.

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VERSANT INTERNATIONAL, INC.
(Formerly Shang Hide Consultants, Ltd.)
PRO FORMA CONSOLIDATED BALANCE SHEET
(Unaudited)

	Versant December 31, 2011	Mamma's Best, LLC Acquisition Adjustments		Pro Forma Consolidated at December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$15,000	$2,907	(1)	$17,907
Inventory	—	13,251	(1)	13,251
Goodwill	—	86,985	(2)	86,985

Total assets	$15,000			$118,143

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)

Current Liabilities
Advance from shareholder	$20,000			20,000
Accounts payable	17,097	3,143	(1)	20,240

Total liabilities	37,097			40,240

Commitments and Contingencies	—

Stockholders' Equity/ (deficit)
Preferred stock: 10,000,000 shares authorized ($0.001 par value)
none issued and outstanding
Class A Common stock, $.001 par value, 75,000,000 shares authorized and 50,000,000 and 0 shares issued and outstanding at
December 31, 2011 and 2010 respectively	50,000			50,000
Class B Common stock, $.001 par value, 225,000,000 shares authorized
25,000,000 shares issued and outstanding at
December 31, 2011 and 2010 respectively	15,000	10,000	(2)	25,000
Additional paid in capital	470,027	90,000	(2)	560,027
Deficit accumulated during development stage (3)	(557,124)			(557,124)

Total stockholders' equity / (deficit)	(22,097)			77,903

Total liabilities and stockholders' equity / (deficit)	$15,000			$118,143

(1)	To recognize and measure the fair value of the identifiable assets and assumed liabilities of Mamma's Best LLC.

(2)	To recognize the fair value of the consideration given, 10,000,000 shares of Class B common stock, to acquire the business of Mamma's Best inclusive of acquired goodwill.

(3)	Immediately subsequent to the acquisition of Mamma's Best, LLC, Versant International Inc. is no longer considered a development stage entity in accordance with accounting principles generally accepted in the United States.

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VERSANT INTERNATIONAL, INC.
(Formerly Shang Hide Consultants, Ltd.)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Versant
	International, Inc.	Mamma's Best, LLC	Consolidated
	December 31,	December 31,	December 31,
	2011	2011	2011

Revenue

Net sales	$—	$18,769	18,769
Cost of goods sold	—	14,298	14,298

Gross margin	—	4,471	4,471

Expenses
Officer compensation	500,000	—	500,000
Sales and marketing	—	11,581	11,581
Professional fees	44,426	—	44,426
Other general and administrative	4,793	9,114	13,907

Total operating expenses	549,219	20,695	569,914

Loss from operations	(549,219)	(16,224)	(565,443)

Net loss	$(549,219)	$(16,224)	$(565,443)

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